Exhibit 10.13

CHANGE OF CONTROL AGREEMENT

            THIS AGREEMENT  is made as of January 1, 2005 by and between (i) ALLIANCE FINANCIAL CORPORATION, a New York corporation and registered bank holding company (“Corporation”) and ALLIANCE BANK, N.A. a wholly owned subsidiary of the Corporation (“Bank”), having a principal place of business at 120 Madison Street, Syracuse, Onondaga County, New York, (the Corporation and the Bank are referred to collectively in this agreement as the “Employer”), and (ii) CONNIE M. WHITTON currently residing in Manlius, New York “(Executive”).

WITNESSETH:

            WHEREAS, The Board of Directors (the “Board”) of the Employer has approved the Bank entering into a severance agreement with certain key executives to encourage the continued dedication of the Executive to the Bank and to promote the stability of Bank management by providing certain protections for the Executive in the event a change of control occurs with the bank; and

            WHEREAS, should the Corporation receive any proposal from a third person concerning any possible business combination with, or acquisition of equity securities of, the Corporation, the Board believes it imperative that the Corporation be able to rely upon the Executive to continue in his/her position, and that the Corporation be able to receive and rely upon his/her advice, if it requests it, as to the best interests of the Corporation and its shareholders without concern that he/she might be distracted by the personal uncertainties and risks created by such a proposal; and

            WHEREAS, should the Corporation receive any such proposals, in addition to the Executive’s regular duties, he/she may be called upon to assist in the assessment of such proposals, to advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

            WHEREAS, the Board also desires to encourage the continued dedication of the Executive to the Corporation and to the Bank and to promote the stability of the Bank’s management by providing certain protections for the Executive in the event that a Change in Control (as hereinafter defined) occurs with respect to the Corporation:

            NOW, THEREFORE, to assure the Employer will have the continued dedication of the Executive and the availability of his/her advice and service notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce the Executive to remain in the employ of the Bank, and for other good and valuable consideration, the Employer and the Executive agree as follows:

1.
Services During Certain Events. In the event a “person” or “group” (as such quoted terms are defined in Section 4 (a)(i) below) begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a Change of Control (as defined in Section 4(a) below), the Executive agrees that he/she will not voluntarily leave the employ of the Bank and will render the services contemplated in the recitals to this Agreement consistent with his/her then current employment terms until the such person or group has abandoned or terminated his/her or its efforts to effect a Change of Control or until three (3) months after a Change of Control has occurred, but in no event shall such period exceed six (6) months.

2.	Termination after Change in Control.

a. Change of Control Payment. In the event of a Termination

(as defined in Section 4(b) below) of the Executive’s employment with the Bank in anticipation of, or within twenty-four (24) months after, a Change of Control, the Bank shall be obligated, subject to the limitation contained in Section 2(d) below, to pay the Executive an amount equal to the Executive’s Average Annual Taxable Compensation (as defined in Section 4(e) below). Such amount shall be payable to the Executive in four (4) equal quarterly installments (subject to any applicable payroll or other taxes required to be withheld), over a two (2) year period, without interest, with the first such payment made not later than thirty (30) days after the Executive’s last day of employment with the Bank and each succeeding payment being due on the same day of every third calendar month thereafter. In the event the Executive dies at any time during the year following his/her Termination, any remaining unpaid installments provided for by this Section 2(a) shall be paid to his/her estate. Notwithstanding the foregoing, at the sole election of the Bank, the entire amount payable to the Executive pursuant to this Section 2(a) may be paid in a lump sum, not later than the 30(th) day following the Executive’s last day of employment with the Bank.

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b. Employee Benefits. In the event a Change of Control occurs and the Executive is entitled to the Change of Control Payment set forth in Section 2(a), Executive shall also be provided with the same level of standard employee benefits he/she was receiving on the date of Termination, or the cash equivalent of such benefits, for a period of twenty-four (24) months following Executive’s termination.

c. Stock Options. In the event a Change of Control occurs and the Executive is entitled to the Change of Control Payment set forth in Section 2(a), all forms of equity-based compensation previously granted to Executive, including any stock options or other awards under the Corporation’s Long Term Incentive Compensation Plan, shall become immediately vested and exercisable. In such event, the Corporation shall take all necessary and appropriate action to effect such treatment, and such benefits shall otherwise be governed by the terms of the plan and related grant document under which such benefit was granted.

d. Limitation. Notwithstanding anything in this Agreement to the contrary, in the event that the amount payable to the Executive pursuant to Section 2(a) above, when added to all other amounts paid or to be paid to, and the value of all property received or to be received by the Executive in anticipation of or following a Change of Control, whether paid or received pursuant to this Agreement or otherwise (such other amounts and property being referred to herein as “Other Change in Control Payments”), would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (or any successor or renumbered section), then the amount payable pursuant to Section 2(a) of this Agreement shall be reduced to the maximum amount which, when added to such Other Change in Control Payments, does not constitute an excess parachute payment.

3.
Employment “at Will” .  Notwithstanding any provisions of this Agreement, this Agreement shall not confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise change the terms of employment, except to the extent expressly provided herein. It is the express understanding of the parties hereto that the Executive’s employment shall at all times be “at Will”, notwithstanding any provisions of this Agreement. Accordingly, the Executive or the Bank may terminate the Executive’s employment with the Bank at any time or without cause, except as otherwise provided by law.

4.	Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

a. A “Change of Control” shall be deemed to have occurred if either:

i.
any “person,” including a “group,” as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities;

ii.
as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (each a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation;

iii.
the Corporation is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Corporation, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

iv.
a tender offer or exchange offer is made and consummated for the ownership of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding voting securities; or

v.	the Corporation transfers all or substantially all of its assets to another corporation or entity which is not controlled by the Corporation.

b.
“Termination” shall mean (1) termination by the Employer (or successor entity) of the employment of the Executive for any reason other than death, Disability (as defined in section 4(d) or Termination for Cause (as defined in Section 4(c), or (2) resignation of the Executive upon the occurrence of the following events:

i.
A significant change in the nature or scope of the Executive’s authority from that prior to a Change of Control, (ii) a reduction in the Executive’s total compensation (including all earned bonuses and

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benefits) from that prior to a Change of Control, or (iii) a change in the general location where the Executive is required to perform services from that prior to a Change of Control.

c. “Termination for Cause” shall mean (i) conduct involving fraud,

misappropriation or intentional material damage to the property or business of the Employer, or commission of a misdemeanor or felony, (ii) failure or breach to perform Executive’s designated duties consistent with his/her position after receiving written notice from the Employer specifying the nature of the alleged failure or breach and failing to correct the failure or breach within 15 days of such notice, or (iii) Executive’s intentional violation of the Employer’s written policies, Executive’s fiduciary duties, or any law or regulation which results in material damage or cost to the Employer.

d.
“Disability” shall mean the Executive’s absence from his/her duties with the Employer on a full time basis for six (6) successive months, or for shorter periods aggregating seven (7) months or more in any year, as a result of the Executive’s incapacity due to physical or mental illness, unless within thirty (30) days after the Employer gives written notice of termination following such absence the Executive shall have returned to the full time performance of his/her duties.

e.
“Average Annual Taxable Compensation”  means the average annual compensation of the Executive from the Bank over the three (3) most recent taxable years (or shorter time of Executive’s employment on an annualized basis) preceding the year in which the Change of Control occurs, which is includable in gross income for federal income tax purposes, including base salary and bonus compensation, but excluding any contributions made for the Executive’s benefit to any qualified pension or profit sharing plan (including a 401(k) plan), amounts payable to or deferred at the election of the Executive under any other deferred compensation plan which are not taxable to the Executive prior to the date of the Executive’s Termination, and any other non-taxable fringe benefits. For purpose of determining the Executive’s Average Annual Taxable Compensation, pursuant to Section 2(a) above, compensation paid during less than all of a taxable year shall be annualized based on the intent that Executive shall be entitled to the benefits of this Agreement immediately upon the date of this Agreement.

5.
Trade Secrets. It is recognized that the Bank has acquired and developed and will continue to acquire and develop techniques, plans, processes, computer programs, and lists of customers and their particular requirements which may pertain to Bank related services and equipment, and related trade secrets, know-how, which are proprietary and confidential in nature and are and will continue to be of unique value to the Bank and it business (all hereinafter referred to as “Confidential Information”). All Confidential Information known or in the possession of Executive shall be kept and maintained by him/her as confidential and proprietary to the bank. The Executive shall not disclose any Confidential Information at any time directly or indirectly, in any manner to any person or firm, except to other employees of the bank on a “need to know ” basis. Upon termination of his/her employment for any reason, the Executive shall without demand therefore deliver to the bank all Confidential Information in his/her possession. The obligations of this Section shall survive the termination of this Agreement indefinitely.

6.
Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his/her estate, and the Employer and any successors of the Employer, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

7.
Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this agreement and specifically supersedes any and all oral or written agreements on its subject matter previously agreed to by the parties.

8.
Severability.  Any provision in this agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidated or rendered unenforceable such provision in any other jurisdiction.

9.
Controlling Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York. The Employer shall be entitled to deduct and withhold from compensation and benefits hereunder all income and employment taxes and any other similar taxes or sums required by law to be withheld.

10.
Term of Agreement: Initial Term and Renewal. The initial term of this Agreement shall commence as of January 1, 2005 and shall continue through December 31, 2005, unless earlier terminated as provided herein. Thereafter, this Agreement shall be renewed for additional one year periods, unless either party gives written notice of non-renewal of this Agreement to the other party at least thirty (30) days prior to the expiration of the initial term or any renewal term; provided, however, that in no case shall this Agreement terminate: (i) within 12 months after the occurrence of a Change of Control, or (ii) during any period of time when the Employer has knowledge that any person or group (such terms are defined in Section 4(a)(i) above) has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person or group has abandoned or terminated his/her or its efforts to effect a Change of Control. Any

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determination by the board that such person or group has abandoned or terminated his/her or its efforts to effect a Change of Control shall be conclusive and binding as the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this agreement.

ALLIANCE FINANCIAL CORPORATION

/s/ Jack H. Webb
———————————————————
Jack H. Webb, Chairman, President & CEO

/s/ Connie M. Whitton
———————————————————
Connie M. Whitton
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